Exhibit 99.1

News

April 30, 2008	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Tom Droege 918-588-7561

ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

TULSA, Okla. – April 30, 2008 – ONEOK Partners, L.P. (NYSE: OKS) today announced that its first-quarter 2008 net income rose 51 percent to $145.0 million, or $1.48 per unit, compared with net income of $95.8 million, or $1.00 per unit, for the first quarter 2007. Operating income for the first quarter 2008 was $150.5 million, compared with $104.4 million for the first quarter 2007.

“While higher commodity prices contributed to the increase in first-quarter earnings, we also experienced volume growth across all four of the partnership’s business segments,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners.

“During the first quarter we also completed equity offerings of 7.9 million common units for net proceeds of $443.6 million, enabling us to maintain our targeted capital structure and to fund our $1.6 billion in internally generated growth projects,” Gibson added.

The partnership also reaffirmed its 2008 net income per unit guidance, announced on Jan. 8, 2008, to be in the range of $4.10 to $4.60 per unit. The partnership’s distributable cash flow is expected to be in the range of $475 million to $525 million.

In the first quarter 2008, cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), rose 32 percent to $208.2 million, compared with $157.2 million in the first quarter 2007. Distributable cash flow (DCF) for the first quarter 2008 was $158.9 million, or $1.66 per unit, compared with $117.1 million, or $1.25 per unit, in the first quarter 2007.

First-quarter 2008 results reflect higher realized commodity prices in the partnership’s natural gas gathering and processing segment and wider regional NGL product price spreads in the natural gas liquids gathering and fractionation segment, as well as volume growth due to new supply connections. The natural gas liquids pipelines segment also benefited from the results of operations of the North System, an interstate natural gas liquids and refined petroleum products pipeline system that was acquired in October 2007.

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

FIRST-QUARTER 2008 SUMMARY INCLUDES:

•	Operating income of $150.5 million, compared with $104.4 million in the first quarter last year;
•	Natural gas gathering and processing segment operating income of $59.1 million, compared with $30.5 million in the first quarter 2007;
•	Natural gas pipelines segment operating income of $31.7 million, compared with $32.4 million in the first quarter 2007;
•	Natural gas liquids gathering and fractionation segment operating income of $45.3 million, compared with $32.0 million in the first quarter 2007;
•	Natural gas liquids pipelines segment operating income of $13.8 million, compared with $8.6 million in the first quarter 2007;
•	Equity earnings from investments of $27.8 million, compared with $24.1 million in the first quarter 2007;
•	Capital expenditures increasing to $267.1 million, compared with $74.6 million in the first quarter 2007, primarily due to internally generated growth activities;
•	Completing a public offering of 2.5 million common units and a private placement with ONEOK, Inc. of 5.4 million common units, generating total proceeds of approximately $443.6 million;
•

Announcing with Northern Border Pipeline, of which ONEOK Partners owns 50 percent, a binding open season on the proposed Bison Pipeline, a project that will connect natural gas gathering facilities located in Wyoming’s Powder River Basin to Northern Border Pipeline;

•

Announcing a $25 million natural gas liquids gathering pipeline to connect two natural gas processing plants in the Woodford Shale play in southeast Oklahoma to the partnership’s Mid-Continent gathering and fractionation assets;

•	Increasing the quarterly distribution to $1.04 per unit, marking the ninth consecutive quarter to raise the distribution; and
•	Appointing Caron A. Lawhorn as chief accounting officer for ONEOK Partners.

FIRST-QUARTER 2008 BUSINESS UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported EBITDA of $77.0 million in the first quarter 2008, compared with $47.4 million in the same period a year earlier. Operating income for first quarter 2008 was $59.1 million, compared with $30.5 million for first quarter 2007.

First-quarter 2008 operating income increased $24.5 million from higher realized commodity prices, primarily on percent-of-proceeds contracts; $3.1 million from higher volumes

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

processed; and $2.1 million due to improved contract terms. Operating costs for the segment were $33.1 million, relatively unchanged from the same period in 2007.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended March 31,
	2008	2007
Percent of proceeds
Wellhead purchases (MMBtu/d)	70,594	90,636
NGL sales (Bbl/d)	5,723	6,095
Residue sales (MMBtu/d)	36,607	30,294
Condensate sales (Bbl/d)	1,127	1,122
Percentage of total net margin	58%	61%

Fee-based
Wellhead volumes (MMBtu/d)	1,191,801	1,167,714
Average rate ($/MMBtu)	$0.26	$0.24
Percentage of total net margin	24%	33%

Keep-whole
NGL shrink (MMBtu/d)	23,515	22,018
Plant fuel (MMBtu/d)	2,488	2,689
Condensate shrink (MMBtu/d)	2,011	2,215
Condensate sales (Bbl/d)	407	448
Percentage of total net margin	18%	6%

The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for services. The following table sets forth the natural gas gathering and processing segment’s hedging information for the remainder of 2008:

	Volumes Hedged	Average Price	Percentage Hedged
Natural gas liquids (Bbl/d) (a)	8,421	$1.31 ($/gallon)	72%
Condensate (Bbl/d) (a)	799	$2.15 ($/gallon)	73%
Total liquid sales (Bbl/d)	9,220	$1.39 ($/gallon)	72%

Natural gas (MMBtu/d) (a)	5,665	$9.23 ($/MMBtu)	78%

(a) - Hedged with fixed-priced swaps.

The partnership currently estimates that a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $1.6 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

approximately $0.7 million. Also, a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.3 million. All these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported first-quarter 2008 EBITDA of $59.6 million, compared with $58.8 million for the same period in 2007. Operating income for the first quarter 2008 was $31.7 million, compared with $32.4 million for the first quarter 2007.

During the quarter, operating income benefited primarily from $2.2 million in improved natural gas storage margins resulting from new and renegotiated contracts, offset by $2.5 million in higher operating costs in the first quarter 2008, compared with first quarter 2007, primarily due to increased general operating expenses, including general taxes and employee-related costs.

Equity earnings from investments were $20.1 million, compared with $18.2 million in the first quarter 2007. The $1.9 million increase is primarily due to higher throughput on Northern Border Pipeline, in which the partnership has a 50 percent interest.

Natural Gas Liquids Gathering & Fractionation Segment

The natural gas liquids gathering and fractionation segment reported EBITDA of $50.2 million in the first quarter 2008, compared with $37.2 million for the same period last year. Operating income for first quarter 2008 was $45.3 million, compared with $32.0 million for the first quarter 2007.

Operating income increased $10.6 million from wider regional NGL product price spreads between the NGL market centers in Conway, Kan., and Mont Belvieu, Texas; $5.6 million from increased volumes due to new supply connections and increased fractionation volumes; and $1.2 million from higher storage margins. Operating costs increased $3.9 million in the first quarter 2008, compared with first quarter 2007, primarily due to costs incurred to comply with regulations at the partnership’s storage facilities and higher employee-related costs.

The Conway-to-Mont Belvieu Oil Price Information Service (OPIS) average spread for the first quarter 2008 for ethane/propane mix was 9 cents per gallon, compared with 6 cents per gallon in the same period last year.

Natural Gas Liquids Pipelines Segment

The natural gas liquids pipelines segment reported EBITDA of $18.2 million in the first quarter 2008, compared with $12.1 million in the same period last year. Operating income was $13.8 million, compared with $8.6 million for the first quarter 2007.

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

First-quarter 2008 operating income increased $5.2 million, benefiting from $14.3 million of increased margins primarily from incremental earnings from the recently acquired North System, as well as increased volumes. Volumes increased due to new NGL supply connections and increased production from existing supply connections. Operating costs for the segment increased $8.0 million in the first quarter 2008, compared with the first quarter 2007, primarily due to incremental expenses associated with operating the North System that was acquired in October 2007, as well as higher employee-related costs.

GROWTH ACTIVITIES

In first quarter 2008, the partnership continued executing approximately $1.6 billion of internally generated growth projects that are expected to be completed in 2008 and 2009.

Natural Gas Liquids Projects

In February 2008, the partnership announced a $25 million, 78-mile NGL pipeline extension of its Oklahoma gathering system into the Woodford Shale in southeast Oklahoma that is currently scheduled for completion in the second quarter of 2008. The pipeline will connect two natural gas processing plants that have the ability to produce approximately 25,000 barrels per day of natural gas liquids.

The natural gas liquids projects, which account for approximately $1.2 billion of the current growth projects, also include a joint venture to build Overland Pass Pipeline, a $535 million, 760-mile natural gas liquids pipeline extending from Opal, Wyo., to Conway, Kan. Overland Pass is designed to transport approximately 110,000 barrels per day of NGLs, and capacity can be increased to more than 220,000 barrels per day with additional pump facilities. Construction on the pipeline began in the fall of 2007 and it is currently expected to begin operating during the third quarter of 2008. The severe winter weather conditions in southern Wyoming and construction interruptions due to restrictions in state and federally regulated wildlife areas could further impact estimated costs and the construction schedule.

Other natural gas liquids projects include a $216 million expansion of existing NGL fractionation capabilities and the capacity of NGL distribution pipelines in the Mid-Continent region currently expected to be complete in the second quarter of 2008; a $120 million, 150-mile lateral pipeline connecting the Piceance Basin with Overland Pass Pipeline that is currently expected to be in service during the second quarter of 2009; and the $260 million, 440-mile Arbuckle Pipeline extending from southern Oklahoma through the Barnett Shale of North Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast, which is currently expected to go into service in early 2009. The Arbuckle Pipeline will have initial capacity to transport approximately 160,000 barrels per day of NGLs, and can be expanded to more than 210,000 barrels per day with additional pump facilities.

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

Natural Gas Projects

In April 2008, Northern Border Pipeline announced a binding open season on the Bison Pipeline project. The proposed pipeline would extend from natural gas gathering facilities in the Powder River Basin supply area to a point of interconnection with Northern Border Pipeline in Morton County, N.D. The 289-mile Bison Pipeline would have initial capacity of approximately 400 million cubic feet per day with a maximum capacity of 660 million cubic feet per day and is projected to be in service in November 2010. ONEOK Partners owns 50 percent of Northern Border Pipeline.

The $277 million, 119-mile Guardian expansion and extension project is currently targeted to be in service in the fourth quarter of 2008.

The $30 million expansion of the partnership’s Grasslands natural gas processing facility in the highly active Williston Basin will increase the plant’s processing capacity by nearly 60 percent and its fractionation capacity by 50 percent. The expansion project is becoming operational in phases, with the final phase currently expected to come on line in the second half of 2008.

Additionally, the Fort Union Gas Gathering expansion project is currently expected to be fully operational in the second quarter of 2008. The project will double the gathering pipeline capacity of Fort Union Gas Gathering by adding approximately 150 miles of new gathering lines and approximately 650 million cubic feet per day of additional capacity. ONEOK Partners owns approximately 37 percent of Fort Union Gas Gathering, L.L.C.

CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Thursday, May 1, 2008, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-847-7864, pass code 1226646, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1226646.

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreement. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to net income and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, authorized rates or recovery of gas and gas transportation costs;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;
•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	actions by rating agencies concerning the credit ratings of us or our general partner;
•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the affects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas;
-	availability of additional storage capacity;
-	weather conditions; and
-	competitive developments by Canadian and U.S. natural gas transmission peers;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing, storage, fractionation and transportation facilities;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(Unaudited)	2008	2007
	(Thousands of dollars, except per unit amounts)
Revenues
Operating revenue	$2,059,035	$1,168,674
Cost of sales and fuel	1,790,510	963,304

Net Margin	268,525	205,370

Operating Expenses
Operations and maintenance	76,941	66,676
Depreciation and amortization	29,942	27,513
General taxes	11,141	9,008

Total Operating Expenses	118,024	103,197

Gain on Sale of Assets	31	2,203

Operating Income	150,532	104,376

Equity earnings from investments	27,783	24,055
Allowance for equity funds used during construction	8,496	1,337
Other income	2,058	1,463
Other expense	(2,131)	(213)
Interest expense	(38,529)	(32,300)

Income before Minority Interests and Income Taxes	148,209	98,718

Minority interests in income of consolidated subsidiaries	(123)	(85)
Income taxes	(3,068)	(2,877)

Net Income	$145,018	$95,756

Limited partners’ interest in net income:
Net income	$145,018	$95,756
General partners’ interest in net income	(19,705)	(13,278)

Limited Partners’ Interest in Net Income	$125,313	$82,478

Limited partners’ per unit net income:
Net income per unit	$1.48	$1.00

Number of Units Used in Computation (Thousands)	84,454	82,891

Supplemental Information (1):
EBITDA	$208,184	$157,194
Distributable cash flow	$158,881	$117,067
Distributable cash flow per unit	$1.66	$1.25

(1)	Reconciliations of non-GAAP financial measures are included in the financial tables attached to this release.

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31, 2008	December 31, 2007
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$232,805	$3,213
Accounts receivable, net	491,467	577,989
Affiliate receivables	63,756	52,479
Gas and natural gas liquids in storage	183,682	251,219
Commodity exchanges and imbalances	72,456	82,037
Other current assets	20,096	19,961

Total Current Assets	1,064,262	986,898

Property, Plant and Equipment
Property, plant and equipment	4,768,804	4,436,371
Accumulated depreciation and amortization	803,691	776,185

Net Property, Plant and Equipment	3,965,113	3,660,186

Investments and Other Assets
Investment in unconsolidated affiliates	754,304	756,260
Goodwill and intangible assets	680,168	682,084
Other assets	32,108	26,637

Total Investments and Other Assets	1,466,580	1,464,981

Total Assets	$6,495,955	$6,112,065

Liabilities and Partners’ Equity

Current Liabilities
Current maturities of long-term debt	$11,931	$11,930
Notes payable	—	100,000
Accounts payable	736,596	742,903
Affiliate payables	30,153	18,298
Commodity exchanges and imbalances	215,476	252,095
Accrued interest	72,752	38,435
Other current liabilities	82,002	98,229

Total Current Liabilities	1,148,910	1,261,890

Long-term Debt, excluding current maturities	2,601,425	2,605,396

Deferred Credits and Other Liabilities	46,025	43,799

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	5,851	5,802

Partners’ Equity
General partner	71,304	58,415
Common units: 54,297,214 units and 46,397,214 units issued and outstanding at March 31, 2008, and December 31, 2007, respectively	1,281,044	814,266
Class B units: 36,494,126 units issued and outstanding at March 31, 2008, and December 31, 2007	1,357,788	1,340,638
Accumulated other comprehensive income (loss)	(16,392)	(18,141)

Total Partners’ Equity	2,693,744	2,195,178

Total Liabilities and Partners’ Equity	$6,495,955	$6,112,065

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(Unaudited)	2008	2007
	(Thousands of dollars)
Operating Activities
Net income	$145,018	$95,756
Depreciation and amortization	29,942	27,513
Allowance for equity funds used during construction	(8,496)	(1,337)
Gain on sale of assets	(31)	(2,203)
Minority interests in income of consolidated subsidiaries	123	85
Equity earnings from investments	(27,783)	(24,055)
Distributions received from unconsolidated affiliates	24,040	26,455
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	81,852	(13,697)
Affiliate receivables	(11,277)	25,745
Gas and natural gas liquids in storage	43,696	15,592
Accounts payable	(34,232)	85,139
Affiliate payables	11,855	(18,369)
Commodity exchanges and imbalances, net	(27,038)	(7,104)
Accrued interest	34,317	25,950
Other assets and liabilities	(19,913)	7,151

Cash Provided by Operating Activities	242,073	242,621

Investing Activities
Changes in investments in unconsolidated affiliates	3,311	(141)
Capital expenditures (less allowance for equity funds used during construction)	(267,058)	(74,564)
Proceeds from sale of assets	72	3,707
Other	2,450	—

Cash Used in Investing Activities	(261,225)	(70,998)

Financing Activities
Cash distributions to:
General and limited partners	(101,135)	(93,675)
Minority interests	(74)	—
Borrowing (repayment) of notes payable, net	(100,000)	(6,000)
Issuance of common units, net of discounts	443,579	—
Contributions from general partner	9,355	—
Payment of long-term debt	(2,981)	—
Other	—	(30)

Cash Provided by (Used in) Financing Activities	248,744	(99,705)

Change in Cash and Cash Equivalents	229,592	71,918
Cash and Cash Equivalents at Beginning of Period	3,213	21,102

Cash and Cash Equivalents at End of Period	$232,805	$93,020

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ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended March 31,
(Unaudited)	2008	2007
	(Millions of dollars)
Natural Gas Gathering and Processing
Net margin	$103.9	$73.4
Operating costs	$33.1	$34.0
Depreciation and amortization	$11.8	$11.1
Operating income	$59.1	$30.5
Equity earnings from investments	$7.0	$5.6
Natural gas gathered (BBtu/d)	1,192	1,168
Natural gas processed (BBtu/d)	624	609
Natural gas liquids sales (MBbl/d)	38	37
Natural gas sales (BBtu/d)	277	268
Realized composite NGL sales price ($/gallon)	$1.33	$0.82
Realized condensate sales price ($/Bbl)	$87.51	$56.53
Realized natural gas sales price ($/MMBtu)	$7.40	$6.58
Realized gross processing spread ($/MMBtu)	$7.43	$3.59
Capital expenditures—growth	$23.4	$13.8
Capital expenditures—maintenance	$3.1	$2.5

Natural Gas Pipelines
Net margin	$63.7	$61.5
Operating costs	$23.6	$21.1
Depreciation and amortization	$8.4	$8.0
Operating income	$31.7	$32.4
Equity earnings from investments	$20.1	$18.2
Natural gas transported (MMcf/d)	3,956	3,948
Average natural gas price Mid-Continent region ($/MMBtu)	$7.18	$6.29
Capital expenditures—growth	$20.9	$16.4
Capital expenditures—maintenance	$1.3	$1.2

Natural Gas Liquids Gathering and Fractionation
Net margin	$69.5	$52.1
Operating costs	$18.6	$14.7
Depreciation and amortization	$5.6	$5.3
Operating income	$45.3	$32.0
Natural gas liquids gathered (MBbl/d)	251	210
Natural gas liquids sales (MBbl/d)	286	220
Natural gas liquids fractionated (MBbl/d)	391	319
Conway-to-Mont Belvieu OPIS average spread Ethane/Propane mixture ($/gallon)	$0.09	$0.06
Capital expenditures—growth	$26.7	$5.0
Capital expenditures—maintenance	$2.9	$2.4

Natural Gas Liquids Pipelines
Net margin	$31.4	$17.0
Operating costs	$13.4	$5.4
Depreciation and amortization	$4.1	$3.0
Operating income	$13.8	$8.6
Equity earnings from investments	$0.7	$0.3
Natural gas liquids transported (MBbl/d)	303	205
Natural gas liquids gathered (MBbl/d)	92	71
Capital expenditures—growth	$188.1	$32.7
Capital expenditures—maintenance	$0.6	$0.4

-more-

ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
(Unaudited)	2008	2007
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$145,018	$95,756
Minority interests	123	85
Interest expense, net	38,529	32,300
Depreciation and amortization	29,942	27,513
Income taxes	3,068	2,877
Allowance for equity funds used during construction	(8,496)	(1,337)

EBITDA	$208,184	$157,194

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$59,053	$30,452
Depreciation and amortization	11,757	11,122
Equity earnings from investments	7,044	5,608
Other income (expense)	(832)	243

EBITDA	$77,022	$47,425

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$31,714	$32,361
Depreciation and amortization	8,418	8,020
Equity earnings from investments	20,061	18,168
Other income (expense)	(560)	247

EBITDA	$59,633	$58,796

Natural Gas Liquids Gathering and Fractionation Reconciliation of Operating Income to EBITDA
Operating income	$45,287	$31,999
Depreciation and amortization	5,619	5,332
Equity earnings from investments	—	—
Other income (expense)	(730)	(109)

EBITDA	$50,176	$37,222

Natural Gas Liquids Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$13,813	$8,635
Depreciation and amortization	4,142	3,012
Equity earnings from investments	678	279
Other income (expense)	(424)	168

EBITDA	$18,209	$12,094

-more-

ONEOK Partners Reports Higher First-quarter 2008 Results;

Reaffirms 2008 Earnings Guidance

April 30, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
(Unaudited)	2008	2007
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$208,184	$157,194
Gain on sale of assets	(31)	(2,203)
Interest expense, net	(38,529)	(32,300)
Maintenance capital	(7,926)	(6,550)
Distributions to minority interests	(74)	—
Equity earnings from investments	(27,783)	(24,055)
Distributions received from unconsolidated affiliates	27,413	26,455
Current income tax expense and other	(2,373)	(1,474)

Distributable Cash Flow	$158,881	$117,067

Distributions to General Partner	(19,075)	(13,271)

Distributable Cash Flow to Limited Partners	$139,806	$103,796

Distributable Cash Flow per Limited Partner Unit	$1.66	$1.25

Number of Units Used in Computation (Thousands)	84,454	82,891